UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 29, 2019

Date of Report (Date of earliest event reported)

MCORPCX, INC.

(Exact name of registrant as specified in its charter)

California	000-54918	26-0030631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Spear Street, Suite 1100, San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

415-526-2655

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

__________

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Rajesh Makhija

On September 29, 2019, Mr. Rajesh Makhija, gave notice to the McorpCX, Inc. Board of Directors (the “Board”) that he intends to resign from his position as the Company’s President and Chief Executive Officer and as a member of the Board, effective September 30, 2019. Mr. Makhija has served on the Board since June 2019 and did not serve on any Board committees.

Mr. Makhija’s decision to resign from the Board was a result of his decision to resign as the Company’s President and Chief Executive Officer and not related to any disagreement with the Company's management on any matter related to the Company's operations, policies or practices.

Appointment of Gregg Budoi

On September 30, 2019, the Board appointed Gregg Budoi, age 55, as the Interim President and Chief Executive Officer of McorpCX, Inc. (the “Company”), effective immediately, to serve in these positions until a permanent successor is appointed by the Board.

Mr. Budoi currently serves as a director on the Board, and has previously served as the Company’s Interim President and Chief Executive Officer from August 16, 2019 to June 7, 2020, and the Company’s Chief Financial Officer from September 26, 2017 to November 6, 2018. Prior to becoming the Company’s Interim Chief Financial Officer, Mr. Budoi was from 2014 to 2017 the Chief Financial Officer and member of the Board of Directors of Kalibrate Technologies Plc, a London Stock Exchange (AIM) listed SaaS software and consulting company. Prior to that, from 2007 to 2014 he was a co-founder and former President and CEO of EZ Energy USA, Inc. an Israeli company that operated 69 gas & convenience stores. Mr. Budoi has also been Managing Director at Barnes Wendling Corporate Finance, LLC, a financial advisory firm where from 2006 to 2007 he established a corporate finance advisory services platform and completed several corporate restructurings as well as M&A and capital raising transactions. Prior to that, he was Chief Executive Officer of his own financial advisory firm, Budoi & Company, Inc. from 2003 to 2006 and was from 1999 to 2003 the Chief Financial Officer, Vice President Finance and Treasurer of Dairy Mart Convenience Stores, Inc., where he led the strategic evaluation and recapitalization process for this publicly traded chain of over 850 convenience stores. Mr. Budoi holds a BS in Business Administration/Finance from Ohio State University, and a Masters of Business Administration from Cleveland State University.

Mr. Budoi has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Budoi has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Budoi was not appointed as the Company’s Interim President and Chief Executive Officer pursuant to any arrangement or understanding with any other person.

It is expected that Mr. Budoi will enter a separate employment agreement with the Company to provide for additional compensation for assuming the role of Interim President and Chief Executive Officer.

Appointment of Giuseppe (Pino) Perone

In connection with the resignation of Mr. Makhija from the Board, the Board has appointed Giuseppe (Pino) Perone, age 40, effective October 3, 2019, to serve as a director on the Board until the next annual meeting of the Company’s shareholders.

Mr. Perone is currently not been appointed to serve on any committee of the Board. The Board intends to determine his committee assignment, if any, at a later date.

There have been no transactions since the beginning of the Company’s last fiscal year and there are currently no proposed transactions to which the Company is a party, or intended to be a party, in which Mr. Perone has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

As a non-employee member of the Board, Mr. Perone will be eligible to receive stock options under the Company’s Amended and Restated Stock Option Plan (which is described in the Company’s Annual Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 24, 2018) as consideration for his service on the Board.

Mr. Perone was not appointed as a director of the Company pursuant to any arrangement or understanding with any other person.

A copy of the Company’s press release announcing the resignation of Mr. Makhija, as well as the appointment of Mr. Budoi as Interim President and Chief Executive Officer and Mr. Perone to the Board is attached hereto as Exhibit 99.1.

ITEM 9.01	Exhibits

99.1     Press Release dated October 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCORPCX, INC.

Date:	October 3, 2019	By:	/s/ Gregg Budoi
		Name:	Gregg Budoi
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 3, 2019